Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
October 21, 2009	Brendan J. McGill
Executive Vice President & CFO
(215-256-8828)
Harleysville Savings Financial Corporation Announces Increased Earnings for the Fiscal Year
Ended September 30, 2009 and the Declaration of Regular Cash Dividend.
Harleysville, PA., October 21, 2009 — Harleysville Savings Financial Corporation (NASDAQ:HARL) reported today that the Company’s board of directors declared a regular quarterly cash dividend of $.19 per share on the Company’s common stock which represents a 5.6% increase from the prior year. The cash dividend will be payable on November 25, 2009 to stockholders of record on November 11, 2009.
Net income for the fourth quarter of fiscal year 2009 amounted to $1,282,000 or $.35 per diluted share compared to $1,508,000 or $.42 per diluted share for the fourth quarter of fiscal year 2008.
Net income for the twelve months ended September 30, 2009 amounted to $4,716,000 or $1.31 per diluted share compared to $4,379,000 or $1.20 per diluted share for the twelve-month period ended September 30, 2008.
Commenting on the year-end operating results, President and Chief Executive Officer Ron Geib said, “Despite the current economic conditions our country is encountering, we are very pleased with the growth we have experienced this past year — in loans, deposits, earnings, and the cash dividend. We believe the current level of our allowance for credit losses is adequate and we continue to maintain a strong capital position in excess of the well-capitalized regulatory guidelines. I am also very proud of the work ethic of our team members and the manner in which they serve our customers. All these conditions combined create a strong community bank that is well positioned to continue to create value for our stakeholders. These results reflect our discipline to our fundamental operating principles of maintaining prudent underwriting standards, investing in high credit quality assets, controlling our operating expenses, and practicing sound capital management.”

The Company’s assets totaled $830.0 million compared to $825.7 million a year ago. Stockholders’ book value increased to $13.82 per share from $13.23 a year ago.
Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank, headquartered in Harleysville, PA. Harleysville is located in Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.
This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services.

Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of September 30, 2009
(Dollars in thousands except per share data)
(Unaudited)

	Twelve Months Ended:		Three Months Ended:
	Sept 30,	Sept 30,	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Selected Consolidated Earnings Data	2009	2008	2009	2009	2009	2008	2008
Total interest income	$41,343	$43,076	$10,140	$9,973	$10,504	$10,726	$11,041

Total interest expense	24,886	29,016	6,070	6,128	6,147	6,541	6,810

Net Interest Income	16,457	14,060	4,070	3,845	4,357	4,185	4,231

Provision for loan losses	400	85	110	90	100	100	45

Net Interest Income after Provision for Loan Losses	16,057	13,975	3,960	3,755	4,257	4,085	4,186

Impairment of equity securities	449	—	—	—	449	—	—

Loss on sale of investments	25	179	14	—	11	—	—

Gain on sale of investments	20	—	—	—	20	—	69

Other income	1,925	1,909	531	460	463	471	494

FDIC insurance premiums	1,084	56	223	604	239	18	19

Non interest expenses	10,443	10,038	2,617	2,510	2,580	2,736	2,710

Income before income taxes	6,001	5,611	1,637	1,101	1,461	1,802	2,020
Income tax expense	1,285	1,232	355	245	258	427	512

Net Income	$4,716	$4,379	$1,282	$856	$1,203	$1,375	$1,508

Per Common Share Data
Basic earnings	$1.31	$1.20	$0.35	$0.24	$0.33	$0.38	$0.42
Diluted earnings	$1.31	$1.20	$0.35	$0.24	$0.33	$0.38	$0.42
Dividends	$0.73	$0.69	$0.19	$0.18	$0.18	$0.18	$0.18
Book value	$13.82	$13.23	$13.82	$13.66	$13.59	$13.41	$13.23
Shares outstanding	3,627,696	3,567,934	3,627,696	3,614,903	3,603,409	3,580,711	3,567,934
Average shares outstanding — basic	3,598,662	3,643,363	3,620,270	3,608,620	3,592,286	3,580,630	3,566,230
Average shares outstanding — diluted	3,610,569	3,663,469	3,643,409	3,622,751	3,600,292	3,592,483	3,586,142

	Year-To-Date
	Twelve Months Ended:		Three Months Ended:
	Sept 30,	Sept 30,	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Other Selected Consolidated Data	2009	2008	2009	2009	2009	2008	2008
Return on average assets	0.57%	0.54%	0.62%	0.42%	0.59%	0.67%	0.73%
Return on average equity	9.70%	9.42%	10.34%	6.97%	9.93%	11.60%	12.99%
Net interest income rate spread	1.85%	1.59%	1.82%	1.72%	1.97%	1.87%	1.89%
Net yield on interest earning assets	2.04%	1.82%	2.01%	1.92%	2.17%	2.07%	2.09%
Operating expenses to average assets	1.40%	1.25%	1.37%	1.52%	1.37%	1.33%	1.32%
Efficiency ratio	62.92%	63.85%	61.73%	72.33%	58.48%	59.14%	57.76%
Ratio of non-performing loans to total assets at end of period	0.21%	0.15%	0.21%	0.24%	0.23%	0.16%	0.15%
Loan loss reserve to total loans, net	0.42%	0.42%	0.42%	0.47%	0.45%	0.43%	0.42%
Stockholders’ equity to assets	6.04%	5.76%	6.04%	5.98%	6.02%	5.82%	5.72%

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
Selected Consolidated Financial Data	2009	2009	2009	2008	2008
Total assets	$830,007	$825,151	$813,732	$824,275	$825,675
Consumer Loans receivable — net	439,044	428,897	433,397	436,663	432,451
Commercial Loans	59,347	54,201	49,974	46,910	44,407
Loan loss reserve	2,094	2,272	2,193	2,098	1,988
Cash & investment securities	121,364	120,291	92,224	90,128	89,483
Mortgage-backed securities	163,215	176,091	193,179	206,674	214,691
FHLB stock	16,096	16,096	16,096	16,096	16,574
Deposits	466,601	450,997	439,493	420,163	425,513
Advances	309,046	316,088	318,147	350,345	347,846
Total stockholders’ equity	50,140	49,383	48,988	48,007	47,209